Exhibit 99-1

For Immediate Release

Goldfield Reports Second Quarter Earnings Results

MELBOURNE, Florida, August 13, 2003 - The Goldfield Corporation (AMEX: GV), a leading provider of electrical construction and maintenance services in the southeastern and mid-Atlantic regions of the United States, today reported its second quarter and six-month earnings results for 2003.

For the second quarter ended June 30, 2003, Goldfield reported total revenues from continuing operations increased more than 96 percent to $10,555,442, compared to $5,368,081 for the same period in 2002. Net income from continuing operations was $122,679, or less than 1 cent per share for the second quarter ended June 30, 2003, versus $260,105, or 1 cent per share for the same period in 2002.

For the six-month period ended June 30, 2003, the company reported revenues from continuing operations increased nearly 66 percent to $18,235,786, versus $10,990,606 for the six months ended June 30, 2002. Net income from continuing operations was $347,641, or 1 cent per share for the first six months of 2003, compared to $472,136, or 2 cents per share for the same period last year.

John H. Sottile, president of Goldfield, said, "We are very pleased with both the revenue growth and overall performance of our electrical construction and real estate businesses.  Southeast Power has shown dramatic growth, while our competitors' revenues have contracted. The operating income decline in electrical construction was a result of adverse weather conditions.  At the same time, real estate operations produced significant growth in both operating income and revenue."

Highlights of the first six months of 2003 include:

  Substantial growth in both electrical construction and real estate revenues.
  Backlog of real estate contracts for sale totaled about $7.9 million as of June 30, 2003.
  All units of both the Riomar and Cape Club luxury waterfront condominium developments are under contract for sale.  Cape Club has commenced construction and is expected to be completed in the second quarter of 2004. Riomar is expected to be completed in the third quarter.

  The company's Oak Park townhouse-style condominium project is in the planning/selling stage, with about 70 percent of the units reserved to date. Construction is expected to begin in the first quarter of 2004.

"The increased revenue and ongoing demand for our electrical construction services and real estate development projects demonstrates that our business strategy is succeeding," Mr. Sottile said. "We are very encouraged by the strong interest in our company's services and projects, and will remain focused on enhancing shareholder value through the growth of our businesses and customer base."

About Goldfield
Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry in the southeastern and mid-Atlantic regions of the United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities. Goldfield is also involved in the development of high-end waterfront condominium projects on Florida's east coast.

Statements in this release are based on current expectations. These statements are forward looking and actual results may differ materially. For further details see the company's filings with the Securities and Exchange Commission.

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Further Information
Investors:
The Goldfield Corporation, 321-724-1700 or info@goldfieldcorp.com
Media:
Jim Burke, Edelman, 321-722-9788 or jim.burke@edelman.com

THE GOLDFIELD CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2003	2002	2003	2002

Revenue
Electrical construction	$ 8,897,680	$ 5,293,753	$ 15,850,579	$ 10,890,529
Real estate	1,657,762	74,328	2,385,207	100,077
Total revenue	10,555,442	5,368,081	18,235,786	10,990,606

Costs and expenses
Electrical construction	8,010,733	3,904,846	13,760,331	8,350,433
Real estate	1,290,842	21,199	1,938,233	44,410
Depreciation and amortization	392,512	344,374	738,109	677,358
Selling, general and administrative	692,574	676,423	1,270,272	1,161,780
Total costs and expenses	10,386,661	4,946,842	17,706,945	10,233,981

Other income, net
Interest income	32,030	14,674	71,516	31,000
Interest expense, net	(6,754)	(6,989)	(13,508)	(14,178)
Gain (loss) on sale of property and equipment	12,319	5,000	(10,164)	14,756
Other	595	536	5,502	723
Total other income, net	38,190	13,221	53,346	32,301

Income from continuing operations
before income taxes	206,971	434,460	582,187	788,926

Income taxes	84,292	174,355	234,546	316,790

Income from continuing operations
available to common stockholders	122,679	260,105	347,641	472,136

Income from discontinued operations (including gain
on the sale of real estate of $10,478 and $248,320
for the three and six months ended June 30, 2002,
respectively, net of income taxes of $96,280 and
$184,210 for the three and six months ended
June 30, 2002, respectively)	-	141,143	-	270,037

Net income available to common stockholders	$ 122,679	$ 401,248	$ 347,641	$ 742,173

Earnings per share of common stock -
basic and diluted
Income from continuing operations	$ 0.00	$ 0.01	$ 0.01	$ 0.02
Income from discontinued operations	0.00	0.00	0.00	0.01
Net income	$ 0.00	$ 0.01	$ 0.01	$ 0.03

Weighted average common shares and
equivalents used in the calculations
of earnings per share
Basic	26,605,686	27,460,768	26,765,586	27,453,464
Diluted	26,744,644	27,609,686	26,897,456	27,603,807

August 13, 2003